Exhibit (c)(9)

Project Apex Response to Eastern Pacific’s Proposal September 11, 2025

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) on behalf of the Special Committee of the Board of Directors of Cool Company Ltd. for the Company to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company. These materials were compiled on a confidential basis for use of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Note: Institutional Investor (“II”) data is provided for informational purposes only and is not intended to imply or reflect, and should not be viewed as implying or reflecting, the views of any Firm analyst or group of Firm analysts with respect to any particular security or industry sector. This year’s II-America Survey covered 50+ sectors, and rankings reported herein (i.e. “weighted” rankings) are based on weightings of the firm’s individual analysts’ rankings added together (#1 = 4pts, #2 = 3pts, #3= 2pts, R/U = 1pt). The Firm’s Equity Research Department is independent of its Investment Banking Department, and the terms of applicable FINRA rules preclude Evercore investment banking personnel from committing to research coverage. All research coverage decisions are made by Equity Research Management and the appropriate research analyst, although, as a general matter, and subject to Equity Research Management approval, it is our general practice to provide equity research coverage where the Firm serves as a Bookrunner of an equity or equity-linked offering. 1

Confidential

The Special Committee Appreciated the Opportunity to Hear Eastern Pacific's Perspectives on CoolCo and a Potential Transaction

Eastern Pacific's Transaction Rationale

- ✓ Oversupply in the LNG shipping market has led to volatility and downside risk due to spot market exposure
- ✓ Yield-focused public market investors fail to recognize embedded value of CoolCo's platform
- ✓ The company may need to draw on its revolving credit facility to fund operations, which may be poorly received by investors
- ✓ Offer price per share of $8.35 would provide investors holding since the Company's first private placement in February 2022 with a total return of 14%

Eastern Pacific's Valuation Perspectives

- Useful life discounted cash flow analysis is the most appropriate valuation methodology, and long-term rate of $80k per day for two-stroke vessels is in line with the rates at which CoolCo is marketing its vessels
- Appraised values from brokers are not relevant to evaluate CoolCo given the lack of liquidity in the LNG carrier S&P market; appraised values have not been revised downward in connection with the softer rate environment
- Newbuild prices have been driven by slot costs and scarcity rather than fundamental analysis around an assumed long-term rate

Summary of Eastern Pacific's Valuation Analysis



Offer Price = $8.35
6M high/low
Analyst Target Price
EV/EBITDA Multiple
8.5x
9.5x
DCF - Base
DCF - Best
IPO
$3.00
$4.00
$5.00
$6.00
$7.00
$8.00
$9.00
$10.00
$11.00
$12.00
Price per CoolCo Share

Source: August 12, 2025 letter from Eastern Pacific Ventures Ltd to the CoolCo Board of Directors

EVERCORE
2
COOLCO

We Agree that the Public Markets do not fully Appreciate CoolCo’s Value Since its IPO, CoolCo’s Share Price Performance and Total Returns are Below Select Other Public Companies Operating LNG Carriers White remaining public may not be the optimal path for CoolCo, we believe That Eastern Pacific’s offer undervalues the Company 3

Confidential $7.63 8/12/25 - 9/9/25 High (Intraday): $8.30 $7.00 $7.50 $8.00 $8.50 8/12/25 8/17/25 8/23/25 8/28/25 9/3/25 9/9/25 Premium to Current: 9.4% Premium to Post-Offer High: 0.6% Public Investors are Adopting a More Favorable Outlook on CoolCo and Starting to Look Towards an LNG Shipping Market Recovery Source: FactSet and Bloomberg (9/9/25), Wall Street Research 1. Research from DNB Carnegie, Clarksons Securities, B. Riley Securities, Pareto Securities, Webber Reserach, Fearnley Securities, ABG Sundal Collier and Artic Securities Wall Street Research has Begun to Adopt a More Favorable Outlook on CoolCo’s Public Shares 41.0% 10.8% 11.7% 0.0% (20.0%) 20.0% 60.0% Mar-25 May-25 Jun-25 Jul-25 Aug-25 Sep-25 CoolCo Flex LNG Capital Clean Energy Carriers CoolCo’s Share Price has Outperformed Peers as the LNG Shipping Market Recovery Becomes More Visible $9.47 $8.00 $9.00 $10.00 Mar-25 Apr-25 May-25 Jun-25 Jul-25 Aug-25 Sep-25 CoolCo Consensus Price Target Eastern Pacific offer submitted 8/12/25 CoolCo’s consensus price target has increased 13.6% since the end of Q1 2025 Eastern Pacific’s Offer Now Represents a Lower Premium Following an Increase in the Share Price 4

Confidential The Special Committee Holds a More Optimistic View of the LNG Shipping Market and CoolCo’s Commercial Prospects Source: Poten & Partners, Clarksons, Company materials 1. Refers to charter upside from subcooler upgrades on five TFDE vessels (the ) Market Views Informed by Poten Undersupply of LNGCs for New Export Projects Durable newbuild prices to support robust long-term rates Vessels Deliveries (#) $250 $200 $220 $240 $260 $280 Jan-22 Oct-22 Jun-23 Mar-24 Dec-24 Sep-25 USD ($ in millions) Given current 4-year lead time for LNGC newbuild deliveries, the market is poised to be undersupplied beginning in 2027 Current newbuild values imply long-term charter rates underwritten at ~$90k per day, and while new orders have been scarce in 2025, constrained shipyard capacity is expected to sustain newbuild prices 72 63 7 7 5 31 61 72 2027E 2028E 2029E 2030E Orderbook Additional LNGCs required for “nonrisk” export projects The Special Committee Believes in a Faster and Stronger Rate Recovery, Which Provides a Realistic and Realizable Upside to the Company Case $85k / day long-term rate on ME-GA vessels based on long-term rate of $90k per day for most modern tonnage Company Case Special Committee Case 2025 2026 2027 2028 2029+ 2025 2026 2027 2028 2029+ Useful Life: 25 yrs Useful Life: 30 yrs Recharter Rates Subcooler Premium: $5.0k Subcooler Premium: $5.0k TFDE $20.0k $30.0k $40.0k $50.0k $60.0k $20.0k $30.0k $45.0k $60.0k $65.0k X-DF 30.0 47.5 55.0 62.5 72.5 30.0 47.5 60.0 72.5 77.5 ME-GA 30.0 50.0 60.0 70.0 80.0 30.0 50.0 65.0 80.0 85.0 1 1 5

Confidential Further Upside to Eastern Pacific From Potential Public Company Cost Savings and Enhanced Flexibility for Eastern Pacific to Grow the Platform Source: Company Materials ($ in thousands, except per share data) Overview of CoolCo’s 2025E Public Company Costs Perpetuity Valuation of CoolCo’s Public Company Costs Line Item Cost Director Cost $711 (+) EY External Audit 579 (+) SOX External Advisors 312 (+) Legal Expenses 250 (+) D&O Insurance 800 (+) Listing Cost 240 (+) SEC Cost 30 (+) Broadridge 19 (+) Business Wire 8 (+) Workiva 63 (+) IGB IR Consultant 180 (+) Webber Equity Research 290 (+) Head Count 1,087 (+) Misc. 50 Total Public Company Cost $4,619 Public Company Cost Savings $4,619 (/) Capitalization Rate 6.5% PV of Public Company Cost Savings $71,062 (/) FDSO 54.3 Public Company Cost Savings / Share $1.31 Memo: Capitalization Rate Discount Rate 8.5% (-) Growth Rate (2.0%) Capitalization Rate 6.5% In addition to public company cost savings, privatizing CoolCo provides Eastern Pacific with optionality and the opportunity to extract additional value from the platform with more flexibility to pursue countercyclical LNGC investments and expand into gas transportation adjacencies 6

Our Perspectives on CoolCo’s Value Valuations presented do not include additional value from an estimated $1.31 per share of public company cost savings 7

Confidential Unlevered Useful Life Discounted Cash Flow Analysis Source: Company Materials Key Assumptions Cost of Capital: 8.5% (based on CAPM and weighted-average cost of debt) Special Committee Case Assumptions: . Vessel Useful Life: 30yrs . Recharter rates: See page 5 Other Operating Assumptions (Consistent with Company Case): . Inflation: 2.0% annually, applicable to opex, G&A and drydock . Vessel opex rate per day: $16.5k TFDEs, $15.5k for X-DFs and ME-GAs . Annual G&A expenses of $9.5mm . Long-term drydock: 5yr frequency, 30d duration, $5mm cost . $2mm additional environmental-related capex in final drydock . Managed Fleet Revenue of $1.8mm; expenses of $6.0mm through 2029 and $1.8mm thereafter Bridge from Company Case to Special Committee Case Valuation Output Sensitivity Analysis $7.25 $2.78 $2.30 $0.45 $12.78 Company Case Rate Curve Useful Life Other Spec Com Case $ / Share $11.15 $12.78 $14.41 ($2.5k) - +$2.5k Recharter Rate Sensitivity ($ in millions, except per share data) Implied TEV $1,987 (-) Debt (1,401) (+) Cash and Equivalents 109 Equity Value $695 (/) FDSO 54.3 Value per Share $12.78 Special Committee Case 8

Confidential Our Response to Eastern Pacific’s Proposal . Price: $11.75 per share . Voting Standard: We accept Eastern Pacific’s proposal that the transaction would be subject to a vote of the majority of CoolCo shareholders (i.e., no majority of the minority provision), given Bermuda incorporation . Suggested Next Steps: . Response to our counter-offer . Eastern Pacific to provide due diligence requirements and propose transaction timing . Eastern Pacific to provide overview of anticipated regulatory filings and estimated timeline for review process and approvals . Eastern Pacific to share draft merger agreement 9